Exhibit 28(h) (ix)
Form of Fee Waiver Agreement
          This Agreement is entered into as of the _____ day of [_________], 2010, between the Compak Asset Management, a California corporation (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf of Compak Dynamic Asset Allocation Fund (the “Fund”).
          WHEREAS, the Adviser desires to voluntarily waive its entire advisory fee for the initial year of the Fund’s operations.
          NOW, THEREFORE, the parties agree as follows:
          Fee Waiver. The Adviser agrees that it will waive its entire investment advisory fee to which it is entitled under the investment advisory agreement dated [___], by and between the Trust, on behalf of the Fund, and the Adviser (“Fee Waiver”). The Fee Waiver shall begin at the commencement of the Fund’s operations and shall remain in effect for one-year from the commencement of the Fund’s operation.
          Term. This Agreement shall terminate on [____], unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing. Either party may terminate this agreement at an earlier date upon notice to the other party.
          Executed as of the date first set forth above.

Compak Asset Management
By:
Name:
Title:

FundVantage Trust, on behalf of the Fund
By:
	Name:	Joel Weiss
	Title:	President